Exhibit 99.2

Oculus Innovative Sciences, Inc.
Fiscal Fourth Quarter and Full Year 2007 Financial Results
June 7, 2007

Operator: Greetings, ladies and gentlemen, and welcome to the Oculus conference call to review results for the Fiscal Year and Quarter Ended March 31st, 2007. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Dan McFadden, Director of Communication and Investor Relations. Thank you. Mr. McFadden, you may begin.

Dan McFadden: Thank you. Good afternoon everyone and thank you for joining us. With me on the call today are Hoji Alimi, our President, CEO and Founder; along with Bob Miller, our Chief Financial Officer. We will open today’s call with Hoji’s discussion of corporate highlights from the most recent fiscal quarter and year-end, as well as an update on our clinical wound care program based on Microcyn technology. Following Hoji, Bob will review our financial results and then we will open up the call for questions.

This morning Oculus issued a press release detailing fiscal fourth quarter and year-end financial results along with a review of recent corporate developments. A copy of this press release can be downloaded from our website at ir.oculusis, that’s o-c-u-l-u-s-i-s.com/releases.cfm, or if you prefer you can call investor relations at 646-202-3352 and we’ll be happy to assist you.

Now before we get started we would like to remind listeners that this conference call contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the use of words such as “will be,” “intends,” “will enroll,” and “initiation,” among others. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including risks inherent in the development and commercialization of potential products, the risk that clinical studies or trials will not proceed as anticipated or may not be successful or sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the quarterly report on Form 10-Q for the quarter ended December 31st, 2006. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.

I will now turn the call over to Hoji Alimi, our President, CEO and Founder.

Hoji Alimi: Thanks, Dan, and good afternoon. Thank you for joining the call.

I’d like to start off by thanking our long term shareholders for their commitment to the Company and as well welcoming our new shareholders who are participating in our initial public offering that we completed in January of this year. As to the IPO process, as management, we continue to receive encouragement and a lot of positive feedback from our shareholders and we are truly proud of (inaudible) in Oculus’ growth and recognize that it truly wouldn’t have happened without the positive support of our shareholders. At the same time I recognize that we still have a great deal to accomplish in terms of demonstrating to the market that our technology delivers the type of results that we have experienced outside the United States and I hope that these results can positively impact your investment in Oculus.

I’d like to share some of my own personal experience about the technology on this call as well today. My own personal confidence in Microcyn technology is based on several elements including the fact that we have already treated more than half a million patients worldwide, and this doesn’t include the 700 patients in 21 clinical investigations today. Therefore the technology’s safety and efficacy has, and it continues to be, reaffirmed through clinical investigative trials and significant market feedback that we continuously get from the markets outside of the United States that we are commercializing. We have numerous doctors as well in the United States who have used the product and independently confirmed the product’s safety. This truly, in my opinion, sets us apart from many other pharma companies where their product safety and efficacy has not yet been demonstrated or approved. As I said, let me talk to you about some of my own personal experiences. Just yesterday, I had a chance to give to the patient, who also happens to be an Oculus shareholder, and he suffers from an infected diabetic wound and was scheduled actually for an amputation. As you can imagine just the thought of losing your limb or your foot, how frightening that can be. I learnt after I left the hospital that the patient had asked to be treated with Dermacyn, and thus they performed the amputation procedure. We are impacting patient’s lives every single day around the world and that’s the message that I would like to give to our shareholders and not too many companies can make that claim. The market is always looking for validation, events, catalysts that can increase investor’s confidence in the technology and its potential, whether it’s a partnership announcement or some other regulatory approval and so forth.

The beauty of Microcyn technology is that it’s already proving itself as more than a remote possibility. It is, Microcyn is a reality. The powerful antimicrobial technology that is validated both by patients success stories as well as growing scientific evidence, which I’m going to get into momentarily, and the partnerships that we continue to engage and initiate in the international markets. As you (inaudible) the epidemic in British hospitals caused by antibiotic resistant strain bacteria called MRSA. Just in the past few weeks, let me give you the tip of the iceberg. The Microcyn technology has received coverage on various British broadcasting corporation radio stations and on the BBC website, as well as the feature story in the New Scientist magazine, and just this week, a very positive story also appeared in Diabetes Health, one of the world’s most commented (sp?) on diabetic magazines. You’ll see more and more media and online coverage of Microcyn and the market is continuing to create the dialogue because truly the market is excited about this technology. Our main objectives remain to continue to publish scientific articles because we want to be a scientifically sound company, complete our FDA clinical trials and then seek additional corporate partnerships. And I’m going to discuss that in a little bit more detail momentarily.

Although you have noticed that we have grown our revenue, you have seen the news release, and Bob is going to talk about our numbers, this is not in my opinion a revenue story. This story is about how fast can we get through our FDA clinical trials and then enter into the market with better pricing, stronger reimbursement and improved level claims. That’s the core of the story.

As management, we need to stay focused on three major challenges to really assist faster commercialization of the Microcyn product, both in the US as well as in Europe. There are: 1) US clinical trials as I mentioned; 2) reimbursement and then third, partnerships. As you’ll recall, the reason we are going after the MDA strategy in the United States, although we have already three FDA approvals as a medical device, is that we want to enter into the market, again with a much stronger pricing power, better reimbursement and a stronger level claim. This pricing will be based on replacing the use of antibiotics and antibiotics induced resistance. They are not ideal for treatment of local infection when patients suffer from secretory (sp?) issues, and they have no wound healing impact. And that’s where our technology can step in.

So let’s talk about our Phase II trials. Where are we? Well we had originally mentioned that we wanted to target six clinical sites, I’m proud to let you know that we already have initiated 12 clinical sites that helps enroll patients much faster, and we’re on target, (inaudible) results still in September at the ICAAC meeting. It is the inner science conference on antimicrobial agents in chemotherapy. It will be held in Chicago this year. And we already had announced our first patient enrollment on May 20th of this year.

And just one more time, I would like to summarize the Phase II study for everyone. This is not a dose ranging (sp?) study or a superiority study. We are only trying to prove that when you put Microcyn into an open wound Microcyn will improve and cure the infection. This is not a wound healing study either. FDA has reviewed our Phase II protocol and only had two suggested changes involving a lab testing and definitions, which in our opinion was not significant. This study is a three-arm trial that will evaluate the safety and preliminary efficacy of Dermacyn as a monotherapy; meaning, just using Microcyn technology for treatment of the infection, as well as in combination with systemic oral antibiotics. In this case we are using Redoflexin (sp?) for the treatment of mildly infected diabetic wounds. Our product is, again, not dose dependent and we don’t share the same risk with all the other pharma companies that often fail to collect appropriate dose ranging data in their Phase II trials. The primary end point again, I would like to clarify that is clinical improvement and cure of infection in mildly infected diabetic foot ulcer and we are on target to enroll 60 patients and go as high as possibly 15 clinical sites. These are not long clinical studies. Each patient will be treated for ten days and then a 14 day follow-up, so a total of 24 days per patient.

I’m personally very optimistic about the prospects of this trial, given Microcyn’s strong clinical track record in international and test markets in the US. To-date, Microcyn has demonstrated a potent antimicrobial effect in 21 international clinical studies involving more than 700 patients. It’s already approved for use in Europe, Mexico, India, and then now, we are opening up China, which is a rapidly growing market.

So I want talk to you about business development. The business development strategy that we have adopted truly allows the management to place our real focus on US clinical trials, therefore reducing our burn rate, while the partners can invest their resources into sales, marketing and even sometimes in bottling and labeling the product, which truly improves our margins and reduces our financial risk. So since going public in January of this year, we have reduced our SG&A, as I had previously also announced at the Roth Conference. So reducing our sales and general and administrative costs and we have been very proactive in terms of partnership recruitment. This strategy helps us ensure that the international business doesn’t become a financial burden for us, yet allowing us to focus the majority of our resources on supporting our human clinical trials in the US. As well we have partners either bank or (inaudible) group in the US to identify and pursue appropriate partners in the US for further development commercialization of Dermacyn in multiple medical applications. Again, we are not a single product company. Microcyn is a platform technology with multiple formulations appropriate for different indications and even (sp?) markets. We hope to finalize and announce these additional partnerships when appropriate. But we just talked about three partnerships that to-date we have announced.

Our aggregate business development agreements constitute nearly about $30 million in revenue over the next five years, only from China, India and the cosmeceutical market in Europe. We signed an agreement, exclusive distribution agreement with China, Bao Tai Investment Company, a leading distributor in China that provides the right to market our product, and has arranged for distribution to hospitals and pharmacies by Sinopharm. They are the largest pharmaceutical company in China and to market by Lianhua Supermarkets, a large retail distribution chain. The five year agreement provides for minimum purchase of Oculus’ Microcyn technology of $12 million.

Secondly, we signed an exclusive agreement with Netherlands based Dancohr Corporation that they manufacture and wholesaler of cosmeceuticals. Under the terms of the agreement, Dancohr markets and distributes our product under the brand name Courtin, and to cosmeceutical markets in several EU countries.

And then lastly, as we had announced, we had entered into an exclusive distribution partnership with Alkem Labs Ltd.. They are India’s sixth largest pharmaceutical company. And Alkem has recently concluded the launch of Microcyn technology which is marketed under the name Oxum, as a super-oxidized wound treatment solution. Their product is now available for sale in all 22 states in India and Alkem’s 850-person direct sales force is making significant progress in introducing the product to over 25,000 practicing physicians and surgeons.

And in addition to these, as I said, now we are turning our focus to potential partnerships with larger pharma companies in the US for additional licensing deals for wound care and other medical applications, both the US and global.

At this point I would like to turn the call to Bob Miller, our Chief Financial Officer, who will take you through our financials. Bob?

Bob Miller: Thank you, Hoji.

Today I will discuss the financial results for the full fiscal year and fourth quarter ended March 31, 2007.

Total net revenues for the fiscal fourth quarter of 2007 were 1.2 million, up 26% from 922,000 in the fiscal fourth quarter 2006, primarily based on the penetration of Microcyn into hospital and pharmacy markets in Europe and Mexico. Gross product margins in the fiscal fourth quarter of 2007 were 45%, compared to negative 32% in last year’s fourth quarter. This increase in gross product margins was based on higher product revenues and to a larger extent a lower fixed cost of product manufacturing, which included a shifting of some expenses from US manufacturing R&D. We expect our margins to improve as we approach break even in Mexico and Europe.

For the fiscal year ended March 31, 2007, total net revenues were 4.5 million, up 1.9 million from 2.6 million for the fiscal year in 2006. This increase in revenues was primarily attributed to higher sales volume in Mexico, India and Europe.

Operating expenses for the fiscal fourth quarter ended March 31, 2007, were 6.2 million, up 1 million from 5.2 million last year, based on higher R&D costs associated with the initiation of our Phase II clinical trial, which Hoji discussed earlier.

Operating expenses for the full fiscal year 2007 were 21 million, up from 18.5 million in the previous fiscal year, caused by higher R&D, mostly to support Phase II clinical trial and a million dollar increase in non-cash stock-based compensation expenses.

Net loss for the fiscal fourth quarter in 2007, was 6.3 million, 1.1 million lower compared to a net loss of 7.4 million, in the fiscal fourth quarter of 2006. Net loss in the fiscal fourth quarter of 2007 reflected 522,000 in non-cash stock-based compensation expenses, compared to 106,000 in the same period last year.

Net loss for the fiscal year ended March 31, was 20.2 million, compared to a net loss of 23.2 million, in the 2006 fiscal year. The net loss in fiscal 2006 includes a $2 million loss from a discontinued business. Furthermore, the net loss for the full year 2007 included 1.6 million in non-cash stock-based compensation expenses, compared to 597,000 in the fiscal year 2006.

Hoji Alimi: Thanks, Bob.

Before inviting you to ask questions, again, I’d like to emphasize that our focus is going to remain on US clinical trials, business development and then also reducing our costs in the international market. Those are the three major priorities for management and the company. Some of the upcoming milestones that I can highlight for you is the completion of our Phase II trial. As I said, we are on track and then announcing that at the ICAAC meeting in September of this year, and we expect to meet with the FDA right after that and then prior to initiating our Phase II/III trials. We also expect to finalize additional partnership agreements and announce them when appropriate as well. So again, thank you for being on the call and we would like to open it to questions and answers from here.

Operator: Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Once again, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad.

Our first question comes from the line of Mark Taylor with Roth Capital Partners. Please proceed with your question.

Greg Gust:	Hi, good afternoon. It’s actually Greg Gust at Roth.

Hoji Alimi:	Hi, Greg.

Greg Gust: Just a couple of questions, I mean mostly focused around your, you know the clinical trials that are ongoing, the data release and then subsequent Phase III trials.

Hoji Alimi: Yup.

Greg Gust: Yeah, first of all you mentioned that you had a meeting with the FDA regarding your Phase II protocol and that you had — they had suggested some changes, first of all when did that meeting occur and then did you implement those changes?

Hoji Alimi:	That’s Greg, right?

Greg Gust:	Yeah, it’s Greg.

Hoji Alimi: Greg, good afternoon. So let me clarify, so I’m glad you asked that question. We have — we did not meet with the FDA — so let me go back... Before the IND back in November of 2005, we have had meetings with the FDA after the IND filing. However for purposes of the protocol for the Phase II study, we ran that protocol by our internal advisory board and then also it was reviewed by an offsite advisory board, very prominent physicians that are well known, and then a copy of the protocol was also sent to the FDA, and FDA has 30 days to put you on clinical hold in case if they have any objections. After the 30 days we didn’t hear from FDA so we just wanted to make sure we did not miss any communication, so we contacted them and they gave us the green light to move ahead. And after that they sent us comments in writing, again, only two comments, very, in our opinion minor related to the clinicians and so on. And yes, those changes were incorporated. So I hope that answers your question.

Greg Gust:	Yeah. No, I think that’s exactly what I was looking for.

Hoji Alimi:	Okay.

Greg Gust: Now I think you’ve announced, I think for the first time, that you’re going to be releasing your results for the Phase II trials at ICAAC.

Hoji Alimi: Yes.

Greg Gust: Do you have any idea at this point how is that going to be — how that is going to be presented, is it going to be a poster or are you going to get a podium or?

Hoji Alimi: We are actually talking internally and we are approaching from different angles. Obviously we want to get as much exposure as possible. So when we have that finalized, I’d be more than happy to share that with you. But definitely our goal is to (inaudible) papers and posters and all to get podium time.

Greg Gust: Okay. Okay. Now in terms of ramping up for the presumed Phase III, I think there was a bit of a cap ex associated with ramping up for the kind of production that you needed for the Phase III trials.

Hoji Alimi: Yes.

Greg Gust: Do you still, I mean is that on track or I mean can you just characterize what your manufacturing looks like right now in the US product?

Hoji Alimi:	Absolutely. I apologize. Go ahead, Greg.

Greg Gust:	I mean in terms of the US product and not international, US.

Hoji Alimi: Sure. So to answer your question, and clarifying it for other listeners who may not have enough experience the way you do with FDA, before we get into the FDA — the Phase III trials in the United States we need to make sure that we have the compliant manufacturing process which is referred to CGMP, that really refers to primarily in this case to drug regulation rather than device. And therefore it does require a lot of documentation and as well as cap ex and different kind of processes that we have to implement and get ready so that when you manufacture your product it is a compliant product so you can use it actually in your trials. Failure to do so then they can actually question your, the integrity of your product that was used in your trials. In our case we have actually made the investment and we have, as Bob mentioned, we have converted our US facility into R&D. In this case then we talked about R&D meaning solely the manufacturing in California is focused on production of products for use in clinical trials in the United States. So we have implemented our CGMP in our facility, we have made the modifications and actually we have already started producing some batches for stability studies in the US. So pretty much a short answer to your question, we are right on track with the improvements.

Greg Gust: Okay. Another question, how many patients have enrolled in the Phase II to-date?

Hoji Alimi: So far, as I said, we made an announcement at the end of May that we made our first patient enrollment. Since then we have had additional patients that have been enrolled and then there are many more that are in queue that is waiting for the test results come back from the laboratory because there is a exclusion/inclusion criteria, so there are samples that is biopsied from the wound and sent to the lab and also blood work and so on, so...

Greg Gust: So that’s you’re having some difficulty qualifying patients or?

Hoji Alimi: No, let me clarify. We are not having problems qualifying. What it is is that we wanted to make sure that when we start the Phase II trial that everything is done in a very compliant way and making sure that when we go through the FDA they don’t question anything. One of the things that we needed to make change was the actual laboratory that would do the blood work and the pathology. We wanted to make sure that they have the appropriate certification. So we needed to make that change, that change has been done and that we made our first patient enrollment, as I said, the second one has been enrolled and that there is additional patients that are already in queue for enrollment.

Let me look at this differently for you so you can look at the timing as well as the number of sites that we have. Each site that you’re talking about on average they see anywhere from 12 to 20 patients a month. We have right now 12 sites that have been initiated and we are adding three more. So just by each site, enrolling out of the 12 to 20 patients, only two patients per month, we are actually on track. So this is not a drastic, you know pushing the envelope and trying to make sure that it’s that aggressive. This is just very conservatively getting two patients per site per month, you are actually on track.

Greg Gust: Okay. And one other thing and I’ll jump back in the queue so I don’t hog the whole thing.

Hoji Alimi: Sure.

Greg Gust: It’s my understanding that Dr. Armstrong was doing a clinical trial with (inaudible) device with Dermacyn, am I correct in that?

Hoji Alimi: You know what, I need to confirm that and then I can talk to you because I don’t know whether I can announce any physician’s name and if we have their permission or not, so if you don’t mind, let me check on that and then I can get back to you on that, Greg.

Greg Gust:	Okay. Yeah, I’m done. Thank you.

Hoji Alimi:	Okay. Absolutely.

Operator: Thank you. Our next question comes from the line of Jason Butler with Rodman & Ranshaw. Please proceed with your question.

Jason Butler:	Hi guys, thanks for taking the question.

Hoji Alimi:	Good afternoon, Jason.

Jason Butler: Hi. I was wondering if you intended to launch the product as a device and any additional countries of those that’s already launched or whether you’ll concentrate on only getting therapeutic approvals?

Hoji Alimi: Okay. A very good question. Let me define it this way. We are looking for antimicrobial label claim to launch the product with an appropriate reimbursement, okay, in the United States as well as outside the United States. In Europe that indication falls under medical device, which is referred to as CE, and therefore we already have that strong label claim in Europe. Which then takes us to the next discussion about commercialization, business development and that’s where we would like to get partners and put (inaudible) a marketing muscle behind it and get it into the market. In the United States the moment you start talking about antimicrobial, then you fall under drugs and therapeutics. So the product is already approved by FDA as a medical device, meaning you can go into the hospitals and we make the product available to doctors and hospitals. Let me step back so that I’m really clear about this.

So the product is approved by FDA as a medical device in the United States for cleaning, debriding and moistening wounds. We do not have antimicrobial label claim. So therefore what we do not intend to commercialize the product as a medical device, but we do is we make it available passively to the hospitals and doctors to get feedback from them on how they like the product, what benefits do they see, what challenges do they see, and actually we are getting significant positive response from physicians and hospitals about the use of product. The reason we don’t want to commercialize as a device in the US is that as a device we can sell this product for example for $20 per bottle in the US, but if we can wait and get our MDA approved the same product can be sold for $70 or $100 or even more per bottle. Now at $20 we already have pharmaceutical margin, but so you can see the huge financial upside for us. Secondarily, if you launch it as a device in the US then as a lot of you guys know you can always bring your price down but you’re going to have a hard time commercializing a product at 20 and then go back and say, “Hey, by the way the same product now you have to pay $100.” So... And lastly, and more importantly, is we want to get very strong reimbursement in the US so when we get that we get Medicare, Medical behind us and then you can actually go off there and really promote the product for its appropriate therapeutic application which we can do right now as a medical device.

So in Mexico, it’s already approved as an antiseptic. We don’t need to go after any additional approvals. In Europe, we already have a beautiful approval as a antimicrobial claim for reduction of microbial load in open wounds, and then enabling the body to do its own wound healing. In India, we have the drug approval and we are continuously getting additional business partners to pursue additional clinical trials or invest their own sales and marketing in the international market, while we can focus every dime and penny we have on clinical trials in the US. I hope I answered your question.

Jason Butler: Yeah, sure. Just quickly, would you, I mean are you satisfied with the label in Europe now as it is or would you like to add any additional claims onto the European label?

Hoji Alimi: We are happy with the label claim as is. But what we need to do is (inaudible) reimbursement in Europe. So when you get into the UK, again, as I mentioned, we have received a significant amount of publicity in the UK about our product and how it can kill MRSA issue. That’s a huge epidemic. If you pick up any newspaper in London, actually I was in a road show, at the terminal, the front page headline news, “MRSA there is no cure for it in the UK.” Well but the reason... that the challenge in the UK is that we also have to get our reimbursement, so having said that, the beauty of the US clinical trials in the US is that not only we are getting our therapeutic approval as well as reimbursement, but also once we finish our clinical trials we can file the same data and pharmacoeconomics in Europe to get our reimbursement established in the UK and France as well.

Jason Butler:	Okay, great. And just one last final question on the financial side.

Hoji Alimi:	Sure.

Jason Butler: You said the gross margins improved to a 42%, do you have a — you said it’s going to continue to improve, do you have a target of where you’d like that to be and a time line of when you’d like it to be at a certain level?

Hoji Alimi: Well we are not giving any kind of guidance on that, but what I can tell you is as naturally the revenue ramps up and we are signing these partnerships for example in China, or in India, we are shipping both. We don’t spend any money on bottling, labeling, we are reducing our burn, while everything that we ship directly goes to the bottom line, so as you make those improvements and the partners are promoting the product and your revenue increases, your margin is going to get, improve substantially. I mean we would like to see it 80-85%. So Bob, do you want to comment on that?

Bob Miller: Yeah, we think over the long term higher volumes we should be at the medical device or pharmaceutical margins up near the 75 to 85% range.

Hoji Alimi: In the international market. But when you get into the United States, as I said, we already have pharmaceutical margin on our product. We sell it for $20. But once we get the reimbursement the same product we’ll be selling it for $70-$100 or more and the reference point I would like to use here is if you look at the cost of antibiotic on a patient, again this is my personal experience, I just mentioned to you a shareholder in the hospital yesterday, I had to gown up, gloves on, mask on, to walk into his room because he has an infection on his wound and they’re all worried about how they’re going to control that. The cost of antibiotic treatment in hospitals are anywhere from 1,000-2,000 or higher per patient. So would a hospital pay a couple of hundred dollars for something that you can topically treat and then don’t spend a few thousand dollars on antibiotic which our product actually works a lot faster. I mean literally you pour it on and you can see within 24 hours the difference. So that’s the kind of pharmacoeconomics that is going to drive the sale of the product. Again, we are getting a lot of good feedback from the US. This medical device has been significantly positive for us. It really sets us apart from other pharma companies. Their (inaudible) and say, “Hey, we are in Phase I, we are in Phase II, we are in Phase III,” but what Oculus can say is during Phase II that we are already making the product available in the US and people, investors, bankers, they can pick up the phone and talk to these independent physicians who don’t have any investment in our company and they can hear the significant positive impact that this product has right now on treatment of wounds.

Jason Butler:	Great, thank you.

Hoji Alimi:	Absolutely.

Operator: Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad. As a reminder, if you are using speaker equipment, it may...

Our next question comes from the line of Burt Bartlett with John Thomas Financial. Please proceed with your question.

Burt Bartlett:	Nice progress, guys.

Hoji Alimi:	Hi, Burt.

Burt Bartlett: I wanted to see, you mentioned that you had improvement on the burn and if you could just quantify that, you know what the net burn is now on a monthly basis?

Hoji Alimi: Absolutely.

Bob Miller: Yeah, let’s just talk quarterly for a second. If you take the quarter that just, the fourth quarter that we just reported, and what I’m going to do is, if you take our net income, net loss of 6.3 million and you subtract out the non-cash expenses, that stock comp charge of 522,000, and then we have some foreign exchange which is in the other income of 300,000, plus some depreciation. And if you also take out the clinical trials, because as we look at our company going forward we’re going to obviously increase the cost of those clinical trials. If you therefore take out what I call sort of the base net burn rate that gets down to the quarter to 4.7 million. And so that’s, and that excludes as I mentioned the clinical trials, so that’s what our burn rate is on a quarterly basis. We, as Hoji mentioned, we have taken some expenses away from that in Mexico and Europe in the SG&A area, so we would expect that to remain flat or down over the next couple of quarters.

Hoji Alimi: And how does that compare to last year, our burn rate?

Bob Miller: Yeah, our burn rate when you compare it to last year we were at 7.4 million, was our net loss position, and therefore, you know which is even, it’s substantially down from last year.

Hoji Alimi: And so Burt, as again I announced at the Roth conference, right after the IPO, we shifted our strategy significantly and caught a lot of jobs out of the international market, primarily Mexico and Europe, because we wanted to make sure again that the international market doesn’t become a financial burden for us. So due to those costs and also not funding any additional activities and really pursuing partnerships and that makes sense, like the China deal, where we can still have our manufacturing site, we can manufacture the product, but we don’t want to invest in sales and marketing and let other larger companies, like Sinopharm do it, and we are hoping to duplicate the same model as well in the United States. If we can also target an appropriate partner that can come in and pay for some of the costs of clinical trials as well as milestone based payments to the company and also in cash and then some royalty fees, that would be an ideal scenario for the company as well. So in a nutshell that’s the strategy and those are the numbers. Did we answer your question?

Burt Bartlett: Yes. And one other question. What, is there an estimate for what the total cost of the Phase II is going to be?

Hoji Alimi: Absolutely. The Phase II trial is going to cost approximately around 2 million. And then after the Phase II trial there are two Phase III trials that we need to conduct and these trials again they’re not as expensive as other pharma companies because they’re not systemic injection. so we are estimating anywhere from 8 to 10 million per Phase III trial so you’re looking at anywhere from 16 to 20 million for the Phase III trials. And if there are some...

Burt Bartlett:	And.

Hoji Alimi:	I apologize, I’m talking over you. Go ahead.

Burt Bartlett: Go ahead? Anyway, so if you have those then, the financing for those would come from partnership agreements most likely?

Hoji Alimi: Right. So the way we are pushing is we are pushing our partnerships and as you can see the way we have, the kind of partnerships that we have executed so far, and we hired the Bank (inaudible) Group that they’re really trying to help us with these discussions with pharma companies in the US. So that would be one primary strategy that we are primarily focusing on, but again, as smart management you don’t want to put all your eggs in the basket because you don’t know the timing for these kind of partnerships. So there is always pipes, secondary offerings, debts and so on are available to the company too. So we’ll make all those options available to the board and then in terms of timing be able to make a decision. But one thing I do want to emphasize, regardless of the timing, when these partnerships in the US can, when they’re going to happen, they remain a top priority for management. We are allocating a lot of resources to those.

Burt Bartlett: Thank you very much. Good progress.

Hoji Alimi: Thank you, Burt for all your continued support over the last couple of years.

Burt Bartlett: Sure.

Operator: Thank you. We now have a follow-up question from the line of Mark Taylor with Roth Capital Partners. Please proceed with your question.

Mark Taylor:	Actually our question has been answered. Thank you very much.

Hoji Alimi:	Mark, good afternoon anyway. A pleasure having you on the call.

Mark Taylor:	Okay.

Operator: Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star, one on your telephone keypad.

There appear to be no further questions at this time. Mr. McFadden, do you have any closing comments?

Hoji Alimi: Actually, I do. Should any questions come up from any investor or potential investor, we are always available at the company and I’ll give the phone number out, and please feel free to contact me directly, area code 707-782-0792, and we are always here to answer your questions. And again, I would like to from the bottom of my heart, thank all our current investors, future investors for all your support. Without you guys we wouldn’t be here. Thank you.

Operator: This concludes today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.